Exhibit 99.1

1615 Poydras Street • New Orleans, LA 70112	Financial Contact: David P. Joint (504) 582-4203	Media Contact: William L. Collier (504) 582-1750
McMoRan Exploration Co. Completes Sale of
$300 Million of 11.875% Senior Notes Due 2014 and
Fully Repays Acquisition Bridge Loan

NEW ORLEANS, LA, November 14, 2007 — McMoRan Exploration Co. (NYSE: MMR) announced today that it has completed the sale of $300 million of 11.875% senior notes due 2014. This offering generated net proceeds of approximately $292 million. McMoRan used the proceeds from this offering together with borrowings under an existing bank credit facility to fully repay the remaining $350 million balance on the bridge facility used to acquire the Gulf of Mexico shelf oil and gas properties of Newfield Exploration Company.
     James R. Moffett and Richard C. Adkerson, McMoRan’s Co-Chairmen, said, “Our recent equity and debt financings enabled us to repay the bridge financing used in connection with the Newfield acquisition, providing us with a long-term capital structure to pursue aggressively our exciting opportunities. We are pleased with the receptivity of investors to our company’s assets and business strategy. We will continue to seek opportunities to build asset values through our focused exploration and exploitation activities and our potential offshore LNG project.”
     Below is the pro forma capitalization after giving effect to the recent equity and debt offerings (in millions):

		Pro Forma for
	September 30, 2007	Offerings

Cash	$16	$21
Revolving Bank Credit Facility(1)	$313	$368
Bridge Loan Facility	800	-0-
11.875% Senior Notes Due 2014	-0-	300
Other	19	19

Sub-Total	1,132	687

6% Convertible Senior Notes due 2008(2)	101	101
5 1/4% Convertible Senior Notes Due 2011(3)	115	115

Convertible Sub-Total	216	216

Total Debt	$1,348	$902

     (1)  Interest on the $700 million revolving bank credit facility currently accrues at LIBOR plus 2.25 percent and is subject to increases or decreases based on usage as a percentage of the borrowing base. Pro forma availability, after outstanding letters of credit of $100 million, was $232 million at September 30, 2007.

     (2)  Convertible into 7.1 million common shares ($14.25 conversion price).

     (3)  Convertible into 6.9 million common shares ($16.575 conversion price).

     As previously reported, McMoRan completed $468 million in equity financings in November 2007 through the sale of 16.9 million shares of common stock at $12.40 per share and 2.59 million shares of 6 3/4% mandatory convertible preferred stock at $100.00 per share. Net proceeds of approximately $450 million were used to repay borrowings under the bridge facility.
     After giving effect to these equity offerings, McMoRan has approximately 51.6 million shares of common stock outstanding and approximately 85.5 million to 89 million shares assuming conversion of McMoRan’s newly issued mandatory convertible preferred stock, outstanding convertible notes and warrants.
     McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEHTM which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEHTM project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.
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